CONTACTS:
Angus Morrison
Sr. VP & Chief Financial Officer
(770) 822-4295

FOR IMMEDIATE RELEASE
August 12, 2003

NATIONAL VISION REPORTS SECOND QUARTER RESULTS
FOR THE PERIOD ENDED JUNE 28, 2003

LAWRENCEVILLE, GEORGIA - National Vision, Inc., a national retail optical company, today announced results for the second quarter and six months ended June 28, 2003.

For the quarter, the Company recorded net sales of $60.9 million and gross profit of $32.9 million, versus net sales of $58.8 million and gross profit of $32.6 million, recorded in the comparable period last year from the Company’s continuing operations. Comparable store sales for the domestic businesses that are part of continuing operations increased 1.0% from levels recorded in the comparable period last year. The 1% comp growth achievement excludes the recognition of  $3.9 million of sales related to the contact lens event discussed below.  If the revenue from such sales had been recognized in the second quarter, comparable store sales would have shown an increase of 7.5% versus the 1% growth reported for the second quarter.  The Company recorded a net loss of $2.8 million in the current period versus a $1.6 million net loss in the comparable period last year.   Earnings before interest, taxes, depreciation, and amortization (EBITDA) in the current period were $4.5 million, versus EBITDA of $6.8 million achieved in the comparable period last year.

Reade Fahs, President and Chief Executive Officer, said, “Although we are pleased with the improvements we have recorded in our top line, we are not satisfied with the flow through of these improvements to the bottom line.  We recognize that we must take steps to improve these results and we are accordingly reviewing a number of measures.  We will discuss these actions at our forthcoming conference call.”

Historically, the Company has held a contact lens event in mid-June, generating between $2.0 and $4.0 million in sales.  In prior years, sales from the event were part of second quarter results.  In 2003, this event was held during the final week of the month versus earlier in the month in 2002.  As a result, we received many orders in late June for contact lenses that we delivered in July.  The amount of such orders was approximately $3.9 million.  We recognize sales revenue, however, upon delivery of the product.  As a result, the $3.9 million in sales and approximately $1 million of gross margin will be recognized in the third quarter.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) in the current period were $4.5 million, down $2.3 million from levels achieved in the comparable period last year.  Significant items that negatively affected second quarter 2003 financial results, are summarized as follows ($ in millions):

(A)	Decline in EBITDA due to store closures; represents the change in EBITDA from discontinued operations	$ 0.6
(B)	Gross profit impact of deferring revenues related to the contact lens event from the second quarter to the third quarter in 2003	$ 1.0
(C)	Increase in professional fees related to the re-audit of the 2001 financial statements and completion of the 2002 financial statements	$ 0.3
(D)	Increase in store payroll, which includes rate increases and incentive expense	$ 1.1
(E)	Increase in workers compensation expense related to adverse development of claims from previous years	$ 0.3

For the six months ended June 28, 2003, the Company recorded net sales of $122.6 million and gross profit of $66.9 million, versus net sales of $117.6 million and gross profit of $65.8 million, recorded in the comparable period last year from the Company’s continuing operations.  Sales from domestic stores that are part of continuing operations increased 2.0% from levels recorded in the comparable period last year.  The Company recorded a net loss of $4.8 million in the current period versus a $3.0 million net loss in the comparable period last year.  The current six-month period includes a net loss of $564,000 relating to a cumulative effect of a change in accounting principle.  Earnings before interest, taxes, depreciation, and amortization (EBITDA) in the current six-month period were $10.4 million, versus EBITDA of $13.9 million achieved in the comparable period last year.

Mr. Fahs added, “I am pleased to announce that we and Fred Meyer have amended our master license agreement.  Under the terms of this amendment, we have closed 12 under-performing locations.  In addition, we have extended the original lease term of the remaining locations from December 31, 2003 to December 31, 2006 and have eliminated the five-year option to extend the term of the agreement.  The amendment also revises the rent structure, beginning in 2004, to better align our rent obligations with our performance.  This revised structure should lower our overall rent obligations under this agreement.  We look forward to continuing our association with Fred Meyer.”

At the end of the second quarter, the Company operated 495 vision centers, versus 518 vision centers at the end of the second quarter a year ago. Of the Company’s vision centers open and operating at June 28, 2003, 381 are in domestic Wal-Mart stores, 37 are in Wal-Mart de Mexico stores, 54 are located in Fred Meyer stores, and 23 are in military bases throughout the United States.

The Company expects to make an excess cash redemption payment of $5.3 million, based on results for the six-month period ended June 28, 2003.  This amount includes $953,000 of additional principal calculated from previous periods.  Principal redemption payments are expected to be made from existing cash balances on August 29, 2003 to bondholders of record on August 15, 2003.

In conjunction with the second quarter results, the Company will hold an Investor Relations Conference Call on Tuesday, August 19, 2003 at 11:00 a.m. EDT.  The general public can access this conference call via the Company’s web site at www.nationalvision.com.   At the conclusion of the prepared remarks by management, the Company will accept and address questions from institutional investors.

The general public can access the Company’s 10-Q for the period ended June 28, 2003 and the Company’s 10-K financial reports and press releases via the Company’s web site.  Additionally, the general public can access all of the Company’s public documents filed with the Securities and Exchange Commission (“SEC”) via their web site at www.sec.gov.  The Company’s common stock and senior notes are listed on the American Stock Exchange.  The common stock of the Company trades under the symbol “NVI” and the senior notes trade under the symbol “NVI.A”.

We frequently refer to EBITDA because it is the basis for the calculation of the excess cash flow principal repayment under our senior notes; and it is a widely accepted financial indicator of a company’s ability to service or incur indebtedness.  EBITDA is calculated as net earnings before interest, taxes, depreciation and amortization, extraordinary items, and cumulative effect of a change in accounting principle, as defined in the terms of our Senior Subordinated Debt agreement.  A reconciliation of net earnings to EBITDA is presented in the attached financial tables.

- FINANCIAL TABLES TO FOLLOW -

This release includes statements concerning the Company's plans, beliefs and expectations for future periods.  These “forward-looking statements” may be identified by the use of words such as “intends,” “contemplates,” “believes,” “anticipates,” “expects,” “should,” “could,” “would” and words of similar import.  These forward-looking statements involve known and unknown risks and uncertainties that could cause actual results to differ materially from the expectations expressed or implied in such statements.  With respect to such forward-looking statements and others that may be made by, or on behalf of, the Company, the factors described as "Risk Factors" in the Company's Reports previously filed with the SEC, could materially affect the Company's actual results.

These risks and uncertainties include, among others, impaired relationships with the Company’s vendors or customers as a result of the Company’s recent emergence from bankruptcy, the Company’s high leverage and its potential inability to repay its debt, an adverse change in the Company’s relationship with Wal*Mart, changes in economic conditions (including an increase in interest rates), financial markets or customer demand, the level of competition in the retail eyecare industry, federal and state regulation of the healthcare and insurance industries (particularly in California), the Company's financial condition and other risks and uncertainties set forth in the Company's filings with the Securities and Exchange Commission.

All forward-looking statements included in this release are based upon management's present expectations and the information available at this time. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or other factors.

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NATIONAL VISION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002

Retail sales, net	$59,209	$58,178	$119,605	$116,954
Premium revenue	1,647	664	3,007	661

Total net sales	60,856	58,842	122,612	117,615
Cost of goods sold	27,945	26,254	55,718	51,791

Total gross profit	32,911	32,588	66,894	65,824
Selling, general & administrative expense	32,341	31,063	64,405	62,596

Operating income / (loss)	570	1,524	2,489	3,228
Interest expense, net	3,241	3,564	6,545	7,144

Loss from continuing operations before income taxes	(2,671)	(2,040)	(4,056)	(3,916)
Income tax expense	--	--	--	--

Loss from continuing operations	(2,671)	(2,040)	(4,056)	(3,916)

Discontinued operations:
Operating income / (loss) from discontinued operations	(20)	484	(72)	940
Loss on disposal	(30)	--	(77)	--
Income / (loss) from discontinued operations, net of income taxes	(50)	484	(149)	940

Loss before cumulative effect of a change in accounting principle	(2,721)	(1,556)	(4,205)	(2,976)
Cumulative effect of a change in accounting principle	--	--	(564)	--

Net loss	$(2,721)	$(1,556)	$(4,769)	$(2,976)

Addback:
Interest expense, net	$3,241	$3,564	$6,545	$7,144
Income taxes	--	--	--	--
Cumulative effect of a change in accounting principle	--	--	564	--
Depreciation and amortization expense - continuing operations	4,005	4,804	8,016	9,695
Depreciation and amortization expense - discontinued operations	14	64	89	126

EBITDA (a)	$4,539	$6,876	$10,445	$13,989

Capital expenditures	$768	$1,357	$1,591	$2,153

(a)	EBITDA is calculated as net earnings before interest, taxes, depreciation and amortization, extraordinary items, cumulative effect of a change in accounting principle, and reorganization items as defined in the terms of our Senior Subordinated Debt agreement. We refer to EBITDA because:

-	it is the basis for the calculation of the excess cash flow principal repayment under our senior notes; and
-	it is a widely accepted financial indicator of a company's ability to service or incur indebtedness.
EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, should not be considered an alternative to net income or to cash flow from operations (as determined in accordance with GAAP) and should not be considered an indication of our operating performance or as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures for other companies.

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National Vision, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	June 28, 2003	December 28, 2002
	(unaudited)
Assets:
Cash	$10,613	$9,020
Accounts receivable, net	2,638	2,164
Inventories	20,056	17,928
Other current assets	889	979
Current deferred income tax asset	--	975
Net property and equipment	15,185	17,992
Other assets and deferred costs, net	840	1,004
Intangible value of contractual rights, net	97,268	100,960
	$147,489	$151,022

Liabilities and Shareholders' Equity:
Accounts payable	$6,179	$3,445
Accrued expenses and other current liabilities	26,436	24,067
Current portion of long-term debt	5,289	3,824
Deferred income tax liability	--	975
Senior subordinated notes	101,546	105,882
Total shareholders' equity	8,039	12,829
	$147,489	$151,022

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